The transactions pursuant to the share exchange described in this document involves securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in this document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese language original, the Japanese-language original shall prevail in all respects.

JFE Container Co., Ltd.	Securities Code: 5907
NOTICE OF CONVOCATION OF THE 61ST ORDINARY GENERAL MEETING OF SHAREHOLDERS

Date and Time

Friday, June 24, 2022 at 10:00 AM

Reception desk opens at 9:00 AM

Venue

Tokyo Garden Palace Hotel 3F, Room “Heian”

1-7-5 Yushima, Bunkyo-ku, Tokyo

Proposals

Proposal No. 1:   Appropriation of Surplus

Proposal No. 2:   Approval of Share Exchange Agreement between the Company and JFE Steel Corporation

Proposal No. 3:   Appointment of Six Directors

Proposal No. 4:   Appointment of One Audit & Supervisory Board Member

Proposal No. 5:   Payment of Bonuses to Officers

Index Notice of Convocation of the 61st Ordinary General Meeting of Shareholders 2 Reference Materials for General Meeting of Shareholders 6
<Regarding Exercise of Voting Rights>

There is a risk of group infection at a general meeting of shareholders where a large number of shareholders gather. If you have any concerns about the spread of COVID-19, we ask that you refrain from attending the meeting and exercise your voting rights in writing or via the Internet in advance to ensure the safety of our shareholders and prevent the spread of infection.

Deadline for exercising voting rights:
Thursday, June 23, 2022
5:45 PM

JFE Container Co., Ltd.

JFE Container Group Medium-Term Business Plan (FY 2021 to FY 2024)

1	Business Vision

The Company is an industrial container pioneer that contributes to creating a safe, healthy, and prosperous society by developing innovative technologies, manufacturing processes and new products that are always ahead of the times and help realize customers’ dreams and a sustainable society through using the world’s best possible technologies, and remains an industry leading company whose management and employees are both open-minded and vibrant.

2	What the Company Aspires to be 10 Years from Now

Domestic steel drum business	Although a gradual decline in demand is expected, we will strengthen our competitiveness through innovative productivity and quality improvements, such as the construction of state-of-the-art plants, to secure even greater profitability.
Chinese steel drum business	We will leverage our competitiveness enhanced through the restructuring of our business base in the East China region to maintain stable profitability in response to the needs of markets with growth potential.
High-pressure gas container business	We will steadily capture growing demand relating to hydrogen and seek to improve profitability by securing proportionate market share and increasing sales volume.

Through these efforts, we aim to become carbon neutral and remain a leading company in the industry that can help attain a sustainable society.
We aspire to achieve a consolidated ordinary profit of more than 3 billion yen on a consistent basis.

3	Business Objectives (Strategic Objectives)

1.	To help attain a sustainable society: Toward the realization of a decarbonized and hydrogen-centric society

2.	To secure profitability and sustainable growth in a fluctuating business environment

3.	To create an environment in which employees can work positively and keenly

4	Performance Target

	FY 2020	Medium-Term Business Plan (Target for FY 2024)	What the Company aspires to be 10 years from now (FY 2030)
1. Steel drums sold	8,816,000 cans	10,000,000 cans	Ordinary profit of more than 3 billion yen
2. Sales	27.5 billion yen	30 billion yen
3. Ordinary profit	2.44 billion yen	2.7 billion yen

5	Dividend Policy

The Company’s policy is to pay stable dividends based on a comprehensive assessment of the importance of returning profits to shareholders and the securing of retained earnings to execute its growth strategy. In calculating the amount of dividends, we will refer to a dividend payout ratio of approximately 30%.

1

To Shareholders	Securities Code: 5907 June 9, 2022
1-5-15 Kanda Sarugakucho, Chiyoda-ku, Tokyo
JFE Container Co., Ltd.
Shichinobu Nasu, President and Representative Director

Notice of Convocation of the 61st Ordinary General Meeting of Shareholders

We would like to first express our gratitude for your continued support.

This is to notify you that the 61st ordinary general meeting of shareholders of the Company will be held as set forth below.

For this ordinary general meeting of shareholders, we ask that you exercise your voting rights in writing (by mail) or via the Internet in advance by the close of business hours (5:45 PM) on Thursday, June 23, 2022 in accordance with the “Guidelines for Exercising Voting Rights” on pages 4 and 5 after reviewing the “Reference Materials for General Meeting of Shareholders” below.

If you are attending the meeting in person, please note that we may limit the number of attendees and may refuse your entry in order to secure an appropriate space between the seats of shareholders.

1.	Date and Time	Friday, June 24, 2022 at 10:00 AM
2.	Venue	1-7-5 Yushima, Bunkyo-ku, Tokyo Tokyo Garden Palace Hotel 3F, Room “Heian”
3.	Agenda	Matters to be Reported	1.

Report on the business report and consolidated financial statements for the 61st fiscal year (from April 1, 2021 to March 31, 2022), and the results of audit of consolidated financial statements by the accounting auditor and the Audit & Supervisory Board

			2.	Report on the financial statements for the 61st fiscal year (from April 1, 2021 to March 31, 2022)
Regarding the handling of the matters to be reported, please read “Holding of an Adjourned Meeting of the 61st Ordinary General Meeting of Shareholders” on page 3.
Matters to be Resolved

Proposal No. 1: Appropriation of Surplus

Proposal No. 2: Approval of Share Exchange Agreement between the Company and JFE Steel Corporation

Proposal No. 3: Appointment of Six Directors

Proposal No. 4: Appointment of One Audit & Supervisory Board Member

Proposal No. 5: Payment of Bonuses to Officers

1.   The Articles of Incorporation of JFE Holdings, the content of the financial statements, etc. for the latest fiscal year of JFE Holdings, and the content of the financial statements, etc. for the latest fiscal year of JFE Steel are publicized on the Company’s website (https://www.jfecon.jp/) in accordance with laws and regulations and the Articles of Incorporation, and are not included in the documents attached hereto.

2.   If any revision to the Reference Materials for General Meeting of Shareholders or other documents becomes necessary, the revised version will be publicized on the Company’s website (https://www.jfecon.jp/) in accordance with laws and regulations.

3.   If you are attending the meeting in person, please present the enclosed Voting Rights Exercise Form at the reception desk.

Company Website (https://www.jfecon.jp/)

2

Holding of an Adjourned Meeting of the 61st Ordinary General Meeting of Shareholders

The Company released the “Summary of Financial Results for the Fiscal Year Ended March 2022” on April 27, 2022. However, due to the impact of the lockdown measures in Shanghai, China caused by the spread of COVID-19 and other events (the “Impact of Lockdown”), it has become difficult to conduct audit-related operations, and as a result, we have not been able to complete the audit and settle our accounts.

Originally, as part of the agenda for the 61st ordinary general meeting of shareholders on June 24, 2022 (the “General Meeting”), the Company was scheduled to report the matters to be reported, “report on the business report and consolidated financial statements for the 61st fiscal year (from April 1, 2021 to March 31, 2022), and the results of audit of consolidated financial statements by the accounting auditor and the Audit & Supervisory Board” and the “report on the financial statements for the 61st fiscal year (from April 1, 2021 to March 31, 2022)” (“Matters to be Reported for the 61st Fiscal Year”), to the shareholders at the General Meeting after completing the necessary procedures such as settlement of accounts and receipt of the accounting auditor’s audit report.

However, due to the Impact of Lockdown, audit and operations in response thereto have been delayed at some of the Company’s consolidated subsidiaries in China, and as a result, we have not been able to complete audit of the Company’s consolidated results and settle our accounts.

Accordingly, at the General Meeting, the Company plans to make a proposal to the shareholders to promptly hold an adjourned meeting of the General Meeting (the “Adjourned Meeting”) upon the completion of the necessary procedures, such as the receipt of the accounting auditor’s audit report, and report on the Matters to be Reported for the 61st Fiscal Year at the Adjourned Meeting, and to leave the decision of the date, time and venue of the Adjourned Meeting to the discretion of the chairperson (the “Proposal”).

If the Proposal is approved at the General Meeting, the Company will separately send a notice of convocation of the Adjourned Meeting to the shareholders and hold the Adjourned Meeting.

Please be advised that the business report, the consolidated financial statements, the financial statements, the accounting audit report on the consolidated financial statements, the accounting audit report on the financial statements, and the audit report by the Audit & Supervisory Board Members for the 61st fiscal year will be provided to the shareholders as attachments to the notice of convocation of the Adjourned Meeting, and therefore are not attached to this notice of convocation of ordinary general meeting of shareholders.

As the Adjourned Meeting will be a part of the General Meeting, the shareholders who can attend the Adjourned Meeting will be the same as the shareholders who can exercise voting rights at the General Meeting.

We sincerely apologize to our shareholders for the inconveniences and concerns caused.

3

Guidelines for Exercising Voting Rights

Please review the attached Reference Materials for General Meeting of Shareholders and exercise your voting rights.

You may exercise your voting rights by attending the general meeting of shareholders in person or by any of the following two methods.

Exercise of voting rights in writing (by mail)	Exercise of voting rights via the Internet

Please indicate your vote of approval or disapproval of the proposals on the enclosed Voting Rights Exercise Form and return it to us.	Please indicate your vote of approval or disapproval of the proposals by following the instructions on the next page.

Deadline for exercise	Deadline for exercise

Your mail must reach us by 5:45 PM on Thursday, June 23, 2022	Your entry must be completed by 5:45 PM on Thursday, June 23, 2022

* If you are attending the meeting in person, please submit the enclosed Voting Rights Exercise Form at the reception desk.

How to Fill Out the Voting Rights Exercise Form

* The above Voting Rights Exercise Form is for illustration purpose only.	Please indicate your vote of approval or disapproval here.

Proposal Nos. 1, 2, 4 and 5:

- If you approve, circle “Approve.”

- If you disapprove, circle “Disapprove.”

Proposal No. 3:

- If you approve all candidates, circle “Approve.”

- If you disapprove all candidates, circle “Disapprove.”

- If you disapprove some of the candidates, circle “Approve” and write the number of the candidate that you do not approve.

If you exercise your voting rights both in writing (by mail) and via the Internet, the exercise of your voting rights via the Internet shall be counted. If you exercise your voting rights more than once via the Internet, only the last vote will be counted.

4

Instructions for Exercising Voting Rights via the Internet

Scanning QR code “Smart Exercise”	Entering your code and password for voting
You can log in to the voting website without entering your voting code and password for voting.	Voting website: https://www.web54.net

1. Scan the QR code printed on the lower right-hand corner of the Voting Rights Exercise Form.

* “QR code” is a registered trademark of DENSO WAVE INCORPORATED.

2. Indicate your vote of approval or disapproval by following the instructions on the screen.

1. Access the voting website.

2. Enter the voting code specified on the Voting Rights Exercise Form.

3. Enter the password specified on the Voting Rights Exercise Form.

4. Please indicate your vote of approval or disapproval by following the instructions on the screen.

* The above operation screens are for illustration purposes only.

Please note that you can vote using “Smart Exercise” only once.

If you wish to change your vote after exercising your voting rights, please access the PC website, log in by entering your voting code and password indicated on the Voting Rights Exercise Form, and exercise your voting rights again.

* You can access the PC website by scanning the QR code again.

In case you need guidance in operating your computer or smartphone to exercise your voting rights via the Internet, please contact:	Sumitomo Mitsui Trust Bank, Limited, Stock Transfer Agency Web Support Dedicated telephone number: 0120-652-031 (toll-free) (Hours: 9:00 to 21:00)

5

Reference Materials for General Meeting of Shareholders

Proposals and Reference Information

Proposal No. 1 Appropriation of Surplus

The Company’s basic dividend policy is to comprehensively assess the importance of returning profits to shareholders and the securing of retained earnings to execute its growth strategy, while keeping in mind a stable dividend payment.

The Company proposes the final dividend for the 61st fiscal year as follows.

(1)       Type of dividend property

Money

(2)       Matters concerning the allotment of dividend property to shareholders and the total amount to be alloted

75 yen per share of the Company’s common stock, 214,730,325 yen in total

(3)       Effective date of dividend of surplus

June 27, 2022

Proposal No. 2  Approval of Share Exchange Agreement between the Company and JFE Steel Corporation

The Company, JFE Holdings, Inc. (“JFE Holdings”), and JFE Steel Corporation (“JFE Steel”), a wholly-owned subsidiary of JFE Holdings, at their respective board of directors meetings held on May 6, 2022, resolved to conduct a share exchange that will make JFE Steel the wholly-owning parent company in the share exchange and the Company its wholly-owned subsidiary in the share exchange (the “Share Exchange”), and a share exchange agreement (the “Share Exchange Agreement”) was executed by and between JFE Steel and the Company.

The Company accordingly requests shareholders’ approval of the Share Exchange Agreement.

The Share Exchange will be conducted with August 1, 2022 as the effective date, without JFE Steel obtaining approval from a general meeting of shareholders by taking a simplified share exchange procedure under Article 796, Paragraph 2 of the Companies Act (Act Number 86 of 2005, including subsequent revisions; hereinafter the same), and after the Company obtains approval from this general meeting of shareholders.

The Share Exchange, being conducted by what is commonly referred to as the triangular share exchange method, will allot to shareholders of the Company shares of common stock of JFE Holdings, the wholly-owning parent company of JFE Steel (the “JFE Holdings Stock”), instead of shares of common stock of JFE Steel (the “JFE Steel Stock”), as consideration for the Share Exchange.

Prior to the effective date of the Share Exchange, shares of common stock of the Company (the “Company Stock”) will be delisted from the Standard Market of the Tokyo Stock Exchange, Inc. (the “Tokyo Stock Exchange”) on July 28, 2022 (the final trading day will be July 27, 2022).

The reasons for carrying out the Share Exchange, the outline of the content of the Share Exchange Agreement, and other matters relating to the proposal are as set forth below.

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1.       Reasons for Carrying Out the Share Exchange

JFE Steel, being one of the three operating companies (JFE Steel Corporation, JFE Engineering Corporation, and JFE Shoji Corporation) under the umbrella of JFE Holdings, has a top-class steel production capacity around the world as a steel manufacturer (blast furnace manufacturer) that seamlessly produces finished steel products by using iron ore and coal as raw materials, and has been contributing to society by manufacturing unique and highly functional steel products under its corporate philosophy of contributing to society with the world’s most innovative technology.

The current operating environment for the steel industry is undergoing rapid and significant changes as: i) global competition intensifies in response to the rise of China; ii) domestic demand declines, affected by a decreasing Japanese population; iii) people are concerned about soaring raw material prices and accelerating inflation, prompted by growing geopolitical risks; iv) the future of the global economy is uncertain in the face of the spread of COVID-19; v) the world is taking measures to address climate change, such as carbon neutrality, and vi) innovative digital technologies progress.

In this operating environment, the JFE Group intently pursues endeavors in accordance with the 7th Medium-Term Business Plan made in May 2021 and the JFE Group Environmental Vision for 2050 in an effort to build a strong operating foundation aimed for sustained long-term growth, equipped with environmental and social sustainability (contribution to solving social issues) and economic sustainability (stable profitability), thereby growing in the medium and long term in a sustained manner and raising its corporate value. In the steel business it pursues, taking climate change as an extremely important business issue for it, in an effort to establish environmental and social sustainability, and toward attaining carbon neutrality, JFE Steel endeavors to: i) develop ultra-innovative technologies mainly using a combination of carbon recycling blast furnaces and CCUs (Note 1); ii) develop the technology for hydrogen steel production (direct-reduced iron process, or DRI); iii) develop high-grade steel production technologies maximally tapping into the company’s top-class electric furnace technology in the industry; and iv) continue to improve efficiency. JFE Steel upholds a goal of reducing its CO2 emissions by 18% from the fiscal 2013 level by the end of fiscal year 2024, the final year of the 7th Medium-Term Business Plan. JFE Steel aims to achieve sustained growth and increase corporate value over the medium to long term by working to: i) streamline its production by applying a cyber physical system (CPS) (Note 2) to all production processes through DX; ii) become more competitive by attaining higher labor productivity and improved yields; iii) raise customer satisfaction by offering better quality and improved delivery through utilizing digital technologies; iv) secure globally top-level cost-quality competitiveness through markedly lowering fixed costs by completing our structural reform; and v) execute measures to raise the proportion of high value-added products such as non-oriented magnetic steel sheets, a set of products likely to enjoy greater demand as global environmental regulation is front-loaded and made more stringent. This is under the basic policies of the 7th Medium-Term Business Plan that, toward solidifying JFE Group’s economic sustainability, are to: i) migrate to a lean and resilient business structure by shifting from quantity to quality; ii) accelerate and expand the growth of JFE Group’s overseas operations by delivering solutions that leverage knowledge, skills, and data; iii) bolster its manufacturing platform through digital matters and execute new growth strategies; and iv) pursue innovation toward attaining carbon neutrality.

Note 1: CCU stands for “Carbon Capture and Utilization.”

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Note 2:  CPS stands for “Cyber-Physical System” and a shift to CPS means to use AI to analyze sensor data collected from an actual manufacturing process (physical), reproduce an advanced virtual process (cyber) in digital space using a unique method, and connect the two in real time. A virtual process enables you to understand the internal state of equipment not visible in the real world and to predict a future state. Stable operation can be done by giving feedback on the result of soundness monitoring and abnormality prediction for actual process operation actions, and revealing process bottlenecks is expected to improve productivity. It can also lead to process innovation through virtual experiments and a technological succession and workstyle reform through mechanization of knowledge and expertise.

As a member of the JFE Steel Group, the Company has been manufacturing and marketing high-quality steel drums and various high-pressure gas containers under the business vision saying that “the Company is an industrial container pioneer that contributes to creating a safe, healthy, and prosperous society by developing innovative technologies, manufacturing processes and new products that are always ahead of the times and help realize customers’ dreams and a sustainable society through using the world’s best possible technologies, and remains an industry leading company whose management and employees are both open-minded and vibrant.” Quality requirements for steel drums will likely continue to become more sophisticated in the coming years as chemical products diversify, coupled with their shift to functional chemicals, medical and agricultural chemicals, and foods. This is despite the fact that the operating environment for the Company shows demand for drums for chemical and petroleum products, which are major applications, has been on a gradual decline in Japan due to consolidations of facilities in the chemical and petroleum industries and transfers of production facilities to overseas areas. Although the operating environment in China is challenging due to intensifying competition and stricter environmental regulations, the Company is aware that there is significant room for it to grow in such territory by, for example, introducing new products meeting market needs. There are high expectations that the high-pressure gas container business will be a growth field in the future due to expansion of home medical care as a result of an increasingly aging population and the trend toward decarbonization and realization of a hydrogen-centric society.

Under this operating environment, and in light of the above-mentioned business vision, the Company set a slogan of “Aiming to be carbon neutral, we will remain an industry leading company helping to attain a sustainable society” as what the Company aspires to be 10 years from now. In May 2021, the Company formulated the 7th Medium-Term Business Plan as the first step toward achieving this aim. The Medium-Term Business Plan stipulates the following business objectives (strategic objectives) for the Company: i) help attain a sustainable society; ii) secure profitability and sustainable growth in a fluctuating business environment; and iii) create an environment in which employees can work positively and keenly. Specifically, in the domestic steel drum business, the Company will conduct a capital expenditure for developing infrastructure, invest in IT on a large scale (DX promotion), and carry out large-scale renovation work for the KAWASAKI Works. Meanwhile, in the Chinese steel drum business, the Company will further improve profitability by restructuring through selection and concentration of operations in the East China region, and by increasing volumes and reducing costs. This year, for the Chinese drum business, the Company dissolved JFE Steel Drum (Shanghai) Co., Ltd. and transferred its production to JFE Steel Drum (Zhejiang) Co., Ltd. and JFE Steel Drum (Jiangsu) Co., Ltd. In the high pressure gas container business, the Company aims to achieve profitability on a profit-before-tax basis early by increasing sales of hydrogen containers for pressure accumulators for hydrogen stations and enlarging its business for micro-mobility applications such as hydrogen fuel cell drones, in addition to conventional small and composite oxygen containers for home medical use.

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The Company has been regarded by JFE Steel as an important subsidiary responsible for the manufacture and marketing of steel drums, which is one of the major areas of demand for thin sheet steel. JFE Steel had been cooperating with the Company in the form of exchanging personnel and developing products jointly by, for example, sending officers as well as managers of administration units and technical units to the Company, which has been yielding certain results. Specifically, the Company has been developing products and technologies for steel drums and high-pressure gas containers while working closely with JFE Steel’s research centers and manufacturing units that were well-versed in steel product research and development. In technical services, the Company has been providing optimal solutions to customers through collaborating with JFE Techno-Research Corporation, which is a wholly-owned subsidiary of JFE Steel and is equipped with advanced specialty in manufacturing testing and analysis. However, the operating environment of the Company is a challenging one as quality requirements for steel drums become more diverse and sophisticated, while demand for steel drums for chemical and petroleum products, which are major applications, has been on a gradual decline in Japan. The operating environment in China is exacting due to intensifying competition and stricter environmental regulations. The JFE Group is aware that, in order to grow in a sustained manner and increase its corporate value, it is: i) necessary for it to work as a whole to devise and execute business strategies from a medium- to long-term perspective, such as enhancing competitiveness by differentiating itself through acceleration of research & development and promotion of DX as well as developing ultra-innovative technologies toward carbon neutrality; and ii) essential for the JFE Group to further bolster collaboration on a group-wide basis. In this period of significant operational environment change requiring both environmental and social sustainability and economic sustainability, the JFE Group believes that it is increasingly more likely to be required to inject cash and workforce into the business domains which are important for the JFE Group in a swift and concentrated manner. For example, conducting a capital expenditure for a large-scale renovation work at the KAWASAKI Works could potentially result in a temporary increase in depreciation and amortization expenses, but the JFE Group can aim to improve its medium- to long-term competitiveness by reducing costs, and it is aware it must make decisions from the perspective of seeking a sustained increase in corporate value. Based on this awareness, JFE Holdings and JFE Steel concluded that making the Company a wholly-owned subsidiary of JFE Steel will enable the Company to: i) run business operations from a medium- to long-term perspective even with regard to initiatives that would lead to upfront investments and temporary cost increases, which were not necessarily likely to maximize the Company’s short-term profits; and ii) quicken its decision making. Accordingly, in December 2021, JFE Steel asked the Company to consult on a proposal that it be made a wholly-owned subsidiary of the former.

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Upon being requested so by JFE Steel, the parent company and controlling shareholder of the Company, the Company decided to start a specific consideration of the proposed Share Exchange. Prior to considering it specifically, in order to ensure the fairness, transparency and objectivity of the decision-making process of the Company’s board of directors concerning the initial proposal from JFE Steel and to eliminate arbitrariness in decision-making, a special committee (hereinafter referred to as the “Special Committee” and the details are as described in the section titled “(II) Measures to avoid conflicts of interest” of the segment titled “(3) Matters Taken into Consideration so as not to Harm the Interests of Shareholders” under “3. Matters related to the Appropriateness of the Consideration for the Exchange” below) was established on January 19, 2022, consisting of independent members who have no interest in JFE Holdings and JFE Steel, both of which are controlling shareholders of the Company, and a system was put in place toward conducting a specific consideration, including the appointment of external experts.

As a result of careful consideration and deliberations between the two companies, they concluded that making the Company a wholly-owned subsidiary of JFE Steel through the Share Exchange would help improve their corporate value and, ultimately, the JFE Group’s corporate value for the following reasons: i) in the domestic steel drum business, the Company would likely improve profits and respond quickly to increasingly sophisticated quality requirements through optimizing its production system amid a gradual decline in demand; ii) in the overseas steel drum business, the Company would likely bolster the competitiveness of its China business and increase its value through promoting development of high-value-added products and improving its productivity; iii) the Company would likely advance into new regions overseas and develop new fields by utilizing the JFE Group’s business resources such as its network and human resources; iv) in the high-pressure gas container business, the Company would likely develop new fields and expand opportunities for business creation through further group collaboration toward realizing a decarbonized and hydrogen-rich society; v) delisting the Company would enable it to make flexible and prompt decisions from a medium- to long-term perspective without being restricted by short-term stock market evaluation, and vi) terminating the parent-subsidiary listing would lower expenses, improving management efficiency.

Specifically, the Share Exchange is predicted to deliver mainly the following types of synergy between the two companies.

I.	Solidifying position in growing markets and stepping up efforts to attain a decarbonized and hydrogen-centric society
In the high-pressure gas container business, the Company is predicted to further expand sales of high-pressure gas containers through capturing new demand by utilizing the JFE Group’s resources such as its customer base, networks with society, marketing skills, and organizational ability. The Company is also expected to develop new fields and expand opportunities for business creation, such as developing and deploying products and services for helping to build a hydrogen supply chain required for the early penetration of fuel cell vehicles, which will likely accelerate the JFE Group’s group-wide efforts to attain a decarbonized and hydrogen-centric society.
II.	Sustained growth for the domestic steel drum business
In the steel drum business in Japan, even though demand will likely to decline gradually over the medium to long term and quality requirements will probably become more sophisticated, the Company will likely to increase their profits through: (i) becoming more cost-competitive by revising and optimizing its production system, starting with renovating the greatly aged KAWASAKI Works, and by reducing fixed costs and lowering the break-even point; and (ii) maximizing the use of JFE Group resources, such as JFE Steel’s knowledge of steel products and JFE Techno-Research Corporation’s advanced inspection and analysis functions and strengthening our ability to meet customer needs.
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III.	Acceleration of overseas strategy
In the steel drum business in China, continuing to develop high value-added products meeting customer needs by utilizing the advanced quality control and product technologies of the JFE Group will enable the Company to grow in China, where demand is expected to expand in the medium to long term. In an environment where the Company is required to respond to intensifying competition and stricter environmental regulations, the Company will make decisions on the direction of its business flexibly and promptly and will likely strengthen its competitiveness in the market and improve its business value by further revising and streamlining its production system and improving productivity. Utilizing the JFE Group’s business resources such as its networks and human resources and collaborating between the two companies is predicted to enable the Company to pursue operations in overseas regions new to it.
IV.	Enhance expertise sharing and human resource development through further promotion of human resource exchange
The Company will likely differentiate itself from rivals and improve its competitive advantage by working to: i) stimulate vitalization of human resource exchanges, mainly with personnel exceling in overseas operations and project management in the JFE Group, as well as personnel of technical development units; ii) promote business innovation through using the expertise of the JFE Group’s diverse, specialized and highly-skilled professionals; and iii) improve productivity and further enhance the quality of human resources.
V.	Streamlining cash management
By promoting effective use of surplus cash throughout the JFE Group in conjunction with its cash management system, the Company will likely obtain efficient funding in a business environment undergoing rapid and great changes, which will likely help it to grow in a sustained manner.
VI.	Lowering listing maintenance cost
In recent years, there has been an accelerating trend toward eliminating structural conflicts of interest in relation to the governance of listed subsidiaries, as evidenced by a revision to the Corporate Governance Code. At a time when listed companies must develop systems and bear a rising cost burden, the Share Exchange will likely lower the operational burden and costs associated with maintaining listing and help in using business resources effectively.
VII.	Promoting business operation and decision-making from a medium- to long-term perspective
As an era of major change is coming to various industries, including the steel industry, the JFE Group is aware that, in order to grow in a sustained manner, there is an increasingly likelihood for the need to inject cash and personnel in a swift and concentrated manner to domains which are promising for the future. The JFE Group as a whole will manage to run operations from a medium- to long-term perspective and quicken its decision-making for upfront investments that are not necessarily likely to maximally deliver profits in the short-term or for initiatives that increase costs temporarily.

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JFE Steel and the Company concluded that the best possible action would be to use what was commonly referred to as the triangular share exchange method, as the method for conversion into a wholly-owned subsidiary, and allot to the Company’s shareholders JFE Holdings Stock as consideration for the Share Exchange in order to attain the purpose in consideration of the fact that:
(i) if shares of common stock of JFE Steel, an unlisted company, had been used as consideration, the Company’s minority shareholders would acquire lowly-liquid shares; (ii) allocating JFE Holdings Stock to the Company’s shareholders as consideration for the Share Exchange would enable JFE Holdings to provide the Company’s shareholders, through holding such shares, with synergies likely to come from implementation of various measures after the Share Exchange, as well as opportunities to benefit from business development and earnings growth of the JFE Group, helped by these synergies, and a resultant increase in the share price of, and dividend on, JFE Holdings Stock; and (iii) as far as the JFE Group was concerned, JFE Holdings was required to remain the wholly-owning company of JFE Steel.

As described above, JFE Steel and the Company came to realize that the act of JFE Steel making the Company a wholly-owned subsidiary through the Share Exchange would not only contribute to increasing the corporate value of both companies and the corporate value of the JFE Group as a whole, but would also benefit shareholders through the granting of JFE Holdings Stock, which would be the consideration for the Share Exchange. Hence, JFE Steel and the Company reached an agreement on the various terms and conditions such as the allotment ratio for the Share Exchange, after deliberation and consultation. JFE Holdings, JFE Steel, and the Company, at their respective board of directors’ meetings held on May 6, 2022, resolved to conduct the Share Exchange, and the Share Exchange Agreement was entered into by and between JFE Steel and the Company.

In addition, upon reevaluation of the market segment at the Tokyo Stock Exchanges, on November 25, 2021, the Company submitted an application selecting the Standard Market following the New Market Segments enforced on April 2022, and disclosed the “Plan for Conformance with the Continued Listing Requirements for the New Market Segments” (the “Plan”). Since no offer of the Share Exchange from JFE Steel to the Company existed as of the date of submission of the Plan and the Company did not expect the Share Exchange as of such timing, the Company decided to disclose the Plan. In the board of directors’ meeting held on May 6, 2022, concurrently with the decision of the Share Exchange, the Company decided to withdraw the Plan as the Company Stock is expected to be delisted due to the Share Exchange.

2.       Content of the Share Exchange Agreement

The content of the Share Exchange Agreement executed between the Company and JFE Steel as of May 6, 2022 is as provided below.

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Share Exchange Agreement (copy)

JFE Steel Corporation (“JFE Steel”) and JFE Container Co., Ltd. (“JFE Container”) hereby execute this Share Exchange Agreement (this “Agreement”), dated May 6, 2022 (the “Execution Date”), as follows.

Article 1 (Share Exchange)

In accordance with the provisions of this Agreement, JFE Steel and JFE Container shall carry out a share exchange that will make JFE Steel the wholly-owning parent company in the share exchange and JFE Container its wholly-owned subsidiary in the share exchange (the “Share Exchange”).

Article 2 (Trade Names and Addresses)

The trade names and addresses of JFE Steel and JFE Container are as follows. JFE Steel is a wholly-owned subsidiary of JFE Holdings, Inc. (Address: 2-2-3, Uchisaiwaicho, Chiyoda-ku, Tokyo, Japan; “JFE Holdings”).

(1)       JFE Steel (wholly-owning parent company in the share exchange)

Trade Name: JFE Steel Corporation

Address: 2-2-3, Uchisaiwaicho, Chiyoda-ku, Tokyo, Japan

(2)       JFE Container (wholly-owned subsidiary in the share exchange)

Trade Name: JFE Container Co., Ltd.

Address: 1-5-15, Kanda Sarugakucho, Chiyoda-ku, Tokyo, Japan

Article 3 (Shares to be Granted in Share Exchange and Allocation Thereof)

1.	Upon the Share Exchange, JFE Steel shall grant to the shareholders of JFE Container (excluding JFE Steel; the “Shareholders Receiving Allotment”) at the time immediately prior to the time when JFE Steel acquires all of the outstanding shares of JFE Container (excluding the shares of JFE Container held by JFE Steel) through the Share Exchange (the “Base Time”), in lieu of the shares of common stock of JFE Container, the number of shares of common stock of JFE Holdings acquired by multiplying the total number of shares of common stock of JFE Container held by such shareholders by 3.90.
2.	Upon the Share Exchange, JFE Steel shall allot to the Shareholders Receiving Allotment the shares of common stock of JFE Holdings held by JFE Steel, at a ratio of 3.90 shares of common stock of JFE Holdings for each share of common stock of JFE Container held by such shareholders (the “Share Exchange Ratio”).
3.	Notwithstanding the preceding two paragraphs, if there is any fraction of less than one share in the number of shares of common stock of JFE Holdings to be granted to the Shareholders Receiving Allotment upon the Share Exchange, JFE Steel shall grant to the relevant Shareholders Receiving Allotment cash equivalent to the amount obtained by multiplying the fair value per share of common stock of JFE Holdings by such fractions (however, fractions of less than one yen shall be rounded up) in lieu of the grant of shares of common stock of JFE Holdings equivalent to such fractions. As used in this paragraph, fair value per share of common stock of JFE Holdings refers to the closing price of the shares of common stock of JFE Holdings in ordinary trading on the Tokyo Stock Exchange, Inc. on the Effective Date (as defined in Article 6; hereinafter the same) on the July 29, 2022 (if no closing price on the immediately preceding trading day is available, apply the closing price on the most recent trading day on which the closing price was available (limited to a day prior to the Effective Date)).

Article 4 (Treatment of Treasury Shares of JFE Container)

Subject to resolution at an ordinary general meeting of shareholders of JFE Container as set forth in Article 7, Paragraph 2, JFE Container shall, at the time immediately before the Base Time, cancel all of its treasury shares (including treasury stock acquired in response to a request for purchase by a dissenting shareholder pursuant to Article 785 of the Companies Act that is exercised in connection with the Share Exchange) to be held by JFE Container at the time immediately before the Base Time, by resolution of the Board of Directors to be passed no later than the day immediately preceding the Effective Date.

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Article 5 (Acquisition of Shares of Common Stock of JFE Holdings)

Notwithstanding the provisions of Article 8, JFE Steel shall, no later than the day immediately preceding the Effective Date, acquire shares of common stock of JFE Holdings (limited to those free of any security interests or other encumbrances) in a number sufficient for the total number of shares of common stock of JFE Holdings to be allotted and granted to the Shareholders Receiving Allotment upon the Share Exchange pursuant to Article 3, Paragraph 1.

Article 6 (Effective Date)

The Share Exchange shall come into effect on August 1, 2022 (the “Effective Date”); however, if any change of the Effective Date is necessary due to the progress of procedures for the Share Exchange or for other reasons, JFE Steel and JFE Container may change the Effective Date upon mutual consultation and agreement.

Article 7 (General Meeting of Shareholders, etc.)

1.	In accordance with the provisions of Article 796, Paragraph 2 of the Companies Act, JFE Steel shall carry out the Share Exchange without obtaining approval of this Agreement from its general meeting of shareholders; however, if approval of this Agreement from JFE Steel’s general meeting of shareholders becomes necessary in accordance with Paragraph 3 of the said Article, JFE Steel shall request approval of this Agreement and approval of other matters necessary for the Share Exchange by holding a general meeting of shareholders no later than the day immediately preceding the Effective Date.
2.	JFE Container shall seek approval of this Agreement and approval of other matters necessary for the Share Exchange at the general meeting of shareholders to be held on June 24, 2022.

Article 8 (Management of Company Assets, etc.)

During the period from the Execution Date up to and including the day immediately preceding the Effective Date, JFE Steel and JFE Container shall carry out their respective businesses, and manage and operate their assets, with the due care of a good manager, and if there is any act that may have a material effect on the Share Exchange Ratio, it shall be carried out after prior consultation and agreement between JFE Steel and JFE Container.

Article 9 (Dividends of Surplus)

1.	JFE Container may pay dividends of surplus of up to JPY 75 per share to the shareholders or registered pledgees of shares recorded in the latest shareholders register dated March 31, 2022.
2.	Except as set forth in the preceding Paragraph, JFE Container shall not pass any resolution for dividends of surplus with a record date after the date of execution of this Agreement and prior to the Effective Date, nor shall it pass any resolution for acquisition of its treasury shares (excluding cases where treasury shares must be acquired in response to the exercise of shareholder rights in accordance with applicable laws and regulations) with the acquisition date set at any date during the period from the date immediately preceding the Effective Date.

Article 10 (Change on Terms and Conditions of Share Exchange and Termination of Agreement)

If, during the period from the Execution Date up to and including the day immediately preceding the Effective Date, there occurs any material change in the conditions of assets or management of JFE Steel, JFE Container or JFE Holdings due to natural disasters or other reasons, or if there arises any situation that materially hinders the execution of the Share Exchange or if it otherwise becomes difficult to achieve the purposes of this Agreement, JFE Steel and JFE Container may change the terms and conditions of the Share Exchange and other content of this Agreement, or terminate this Agreement, upon mutual consultation and agreement.

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Article 11 (Effect of Agreement)

This Agreement shall cease to be effective upon the occurrence of any of the following events:

(1)	If the approval of this Agreement and the approval of other matters necessary for the Share Exchange from the general meeting of shareholders of JFE Steel set forth in the proviso of Article 7, Paragraph 1 are not obtained by the day immediately preceding the Effective Date in the case that such approval is required;
(2)	If the approval of this Agreement and the approval of other matters necessary for the Share Exchange by the ordinary general meeting of shareholders of JFE Container set forth in Article 7, Paragraph 2 are not obtained;
(3)	If obtaining of permits, approvals, etc. from related authorities and other agencies, etc. or filing of notifications with related authorities and other agencies, etc. are not completed by the Effective Date pursuant to laws and regulations (excluding foreign laws and regulations) in relation to the Share Exchange; or
(4)	If this Agreement is terminated pursuant to the preceding Article.

Article 12 (Jurisdiction)

(1)	This Agreement shall be governed by and construed in accordance with the laws of Japan.
(2)	The Tokyo District Court shall have exclusive jurisdiction as the court of first instance with respect to any dispute arising in relation to the performance and interpretation of this Agreement.

Article 13 (Good Faith Consultations)

Any matter not provided for in this Agreement or any doubt arising with respect to the interpretation of this Agreement shall be resolved upon mutual consultation in good faith between JFE Steel and JFE Container in accordance with the purpose of this Agreement.

IN WITNESS WHEREOF, JFE Steel and JFE Container have prepared this Agreement in duplicate, and shall retain one (1) original each after affixing their respective names and seal impressions hereto.

May 6, 2022

JFE Steel:	JFE Steel Corporation
2-2-3, Uchisaiwaicho, Chiyoda-ku, Tokyo, Japan
Yoshihisa Kitano, Representative Director

JFE Container:	JFE Container Co., Ltd.
1-5-15, Kanda Sarugakucho, Chiyoda-ku, Tokyo
Shichinobu Nasu, Representative Director

3.         Matters related to the Appropriateness of the Consideration for the Exchange

(1)       Matters related to the Appropriateness of the Total Number or Total Value of Consideration for the Exchange

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(I)       Description of allotment in the Share Exchange

Company name	JFE Holdings (Wholly-owning parent company of JFE Steel, which is the wholly-owning parent company in the Share Exchange)	The Company (Wholly-owned subsidiary in the Share Exchange)
Allotment ratio for the Share Exchange	1	3.90
Number of shares to be granted through the Share Exchange	JFE Holdings Stocks 5,127,997 shares (scheduled)

Note 1: Allotment ratio for shares

3.90 shares of JFE Holdings will be allocated and granted for one Company Stock. However, the Company Stocks held by JFE Steel as of the Base Time (defined below) will not be allotted through the Share Exchange. The above-mentioned share exchange ratio is subject to change upon consultation between the two companies in the event of a material change in the conditions on which the calculation is based.

Note 2: Number of shares of JFE Holdings to be granted through the Share exchange

Upon the Share Exchange, JFE Steel will allocate and grant the number of JFE Holdings Stocks calculated based on the allocation ratio in the table above to the shareholders of the Company (excluding JFE Steel’s Company Stocks) at the time immediately prior to the time when JFE Steel acquires all of the Company Stock (excluding JFE Steel) through the Share Exchange (hereinafter referred to as the “Base Time”), in lieu of the Company Stock held by such shareholders.

By resolution of the board of directors by the day before the effective date of the Share Exchange, the Company plans to cancel all of its treasury shares (4,429 shares as of March 31, 2022) held by the Company and all of its treasury shares (including treasury stock acquired in response to a request for purchase by a dissenting shareholder pursuant to Article 785, Paragraph 1 of the Companies Act that is exercised in connection with the Share Exchange) to be held by the Company at the time immediately before the Base Time. The method of acquisition of JFE Holdings Stock to be granted by JFE Steel as consideration for the Share Exchange will be announced separately upon determination.

The number of JFE Holdings Stock to be allotted and granted through the Share Exchange is subject to change in the future due to the acquisition or retirement of treasury stock by the Company.

Note 3: Treatment of Shares Less than a Board Lot

As a result of the Share Exchange, there will likely be new shareholders holding shares less than a board lot (less than 100 shares) of JFE Holdings. In particular, the Company’s shareholders who hold less than 26 Company Stocks will likely hold only JFE Holdings Stock less than a board lot, and will be entitled to receive dividends of JFE Holdings whose record date is on or after the effective date of the Share Exchange in accordance with the number of shares held. However, such shares less than a board lot cannot be sold on a financial instruments exchange market. Shareholders holding JFE Holdings Stock of less than a board lot may use: (i) the repurchase system for JFE Holdings Stock less than a board lot (a program in which shareholders holding shares less than a board lot are allowed to demand that JFE Holdings repurchase such shares under Article 192, Paragraph 1 of the Companies Act,); or (ii) the additional purchase system for shares less than a board lot (a program in which shareholders holding shares less than a board lot are allowed to demand that JFE Holdings sell shares of its common stock in a number that, if combined with the shares less than a board lot, will reach a board lot (100 shares) under Article 194, Paragraph 1 of the Companies Act and the Articles of Incorporation of JFE Holdings, thereby additionally buying the shares).

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Note 4: Treatment of Fractional Shares

Shareholders of the Company who are to receive the allotment of fractions of less than one share of JFE Holdings Stock to be granted through the Share Exchange will receive cash equivalent to the amount obtained by multiplying the market value per share of JFE Holdings Stock by such fractions (however, fractions of less than one yen shall be rounded up) in lieu of the grant of JFE Holdings Stock equivalent to such fractions. Fair value per JFE Holdings Stock refers to the closing price of JFE Holdings Stock in ordinary trading on the Tokyo Stock Exchange on July 29, 2022 (if no closing price on the immediately preceding trading day is available, apply the closing price on the most recent trading day on which the closing price was available (limited to a day prior to the effective date)).

(II)       Grounds for calculation of allotment in the Share Exchange

(a)        Grounds and reason for allotment in the Share Exchange

The JFE Group decided to use what is commonly referred to as the triangular share exchange method for the Share Exchange, and allot JFE Holdings Stock to the Company’s shareholders, instead of JFE Steel Stock, as consideration for the Share Exchange in order to attain the purpose in consideration of the fact that:

i) if shares of common stock of JFE Steel, an unlisted company, had been used as consideration, the Company’s minority shareholders would acquire lowly-liquid shares; ii) allocating JFE Holdings Stock to the Company’s shareholders as consideration for the Share Exchange would enable JFE Holdings to provide the Company’s shareholders, through holding such shares, with synergies likely to come from the implementation of various measures after the Share Exchange, as well as opportunities to benefit from business development and earnings growth of the JFE Group, helped by these synergies, and a resultant increase in the share price of, and dividend on, JFE Holdings Stock; and iii) as far as the JFE Group is concerned, JFE Holdings is required to remain the wholly-owning company of JFE Steel.

In order to ensure the fairness and appropriateness of the calculation of the allotment ratio set forth in the section titled “(I) Description of allotment in the Share Exchange” above (the “Share Exchange Ratio”), to be used for the Share Exchange, JFE Steel and the Company decided to separately request third-party calculation agencies independent from both companies to calculate the share exchange ratio. JFE Steel appointed Mizuho Securities Co., Ltd. (“Mizuho Securities”) and the Company appointed SMBC Nikko Securities Inc. (“SMBC Nikko Securities”) as their respective financial advisors and third-party calculation agencies.

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JFE Steel concluded that it was reasonable to conduct the Share Exchange using the Share Exchange Ratio because, as described in the section titled “(I) Measures to ensure fairness” in the segment titled “(3) Matters Taken into Consideration so as not to Harm the Interests of Shareholders” below, it reached a conclusion that the Share Exchange Ratio was appropriate and not detrimental to the shareholders of JFE Holdings as a result of careful negotiations and consultations in consideration of a calculation report on share value received on May 2, 2022 from Mizuho Securities, a third-party calculation agency, advice from TMI Associates, a legal advisor, and due diligence conducted on the Company.

Meanwhile, the Company concluded that it was reasonable to conduct the Share Exchange based on the Share Exchange Ratio because, as described in the section titled “(I) Measures to ensure fairness” and the section titled “(II) Measures to avoid conflicts of interest” in the segment titled “(3) Matters Taken into Consideration so as not to Harm the Interests of Shareholders” below, it reached a conclusion that the Share Exchange Ratio was appropriate and not detrimental to its minority shareholders as a result of negotiating with JFE Steel multiple times on the terms and conditions of the Share Exchange, including the Share Exchange Ratio, and as a result of careful negotiations and consultations on conducting the Share Exchange using the Share Exchange Ratio in consideration of: i) a stock value calculation report received on May 2, 2022 from SMBC Nikko Securities Inc., a third-party calculation agency; ii) advice from its legal advisor, Anderson Mōri & Tomotsune; iii) due diligence conducted on JFE Holdings; and iv) instructions and advice from a special committee composed of independent members having no interest in JFE Steel and JFE Holdings.

As described above, JFE Steel and the Company concluded that the Share Exchange Ratio was reasonable for the shareholders of JFE Holdings and the Company and not detrimental to the interests of their respective shareholders. Therefore, both companies decided to conduct the Share Exchange using the Share Exchange Ratio and decided on May 6, 2022 to execute the Share Exchange Agreement between JFE Steel and the Company by resolution of their respective board of directors meetings.

Pursuant to the Share Exchange Agreement, the Share Exchange Ratio is subject to change upon consultation and agreement between the two companies in the event of a material change to the terms and conditions on which the calculation is based.

(b)    Information on calculation

(i)       Name of calculation agency and relationship with both companies

Mizuho Securities, a third-party calculation agency of JFE Steel, SMBC Nikko Securities, a third-party calculation agency of the Company, and Trustees Advisory Co., Ltd. (“Trustees Advisory”), a third-party calculation agency appointed independently by the Special Committee, are all calculation agencies independent from JFE Holdings, JFE Steel, and the Company, and have no interest in JFE Steel or the Company.

Mizuho Bank, Ltd. (“Mizuho Bank”), a group company for Mizuho Securities, does not have such material interest in JFE Holdings, JFE Steel, and/or the Company as would involve a conflict of interest with any of them in relation to the Share Exchange, although it is a shareholder of JFE Holdings and has loan transactions with JFE Holdings, JFE Steel, and the Company as part of its ordinary banking business.

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Mizuho Securities says that, pursuant to Article 36, Paragraph 2 of the Financial Instruments and Exchange Act (Act Number 25 of 1948; including subsequent revisions; hereinafter the same) and Article 70-4 of the Cabinet Office Ordinance on Financial Instruments Business, Mizuho Securities has built and operates an appropriate conflicts of interest management system such as for information insulation between Mizuho Securities and Mizuho Bank, and calculates stock value as a third-party calculation agency of JFE Steel as an entity independent from Mizuho Bank’s position as a shareholder and lender.

JFE Steel selected Mizuho Securities as a third-party calculation agency independent from JFE Holdings, JFE Steel, the Company, and the Share Exchange considering that: i) an appropriate measure for detriment prevention had been put in place between Mizuho Securities and Mizuho Bank; ii) Mizuho Securities was kept independent as a third-party calculation agency as it entered into transactions with JFE Steel under transaction terms and conditions identical to those for ordinary business partners; and iii) Mizuho Securities had acted as a third-party calculation agency for past projects of similar kinds. The remuneration to be paid to Mizuho Securities for the Share Exchange includes a contingency fee to be paid contingent upon the completion of the Share Exchange.

Sumitomo Mitsui Banking Corporation (“SMBC”), a member of Sumitomo Mitsui Financial Group, Inc. does not have such material interest in JFE Holdings, JFE Steel, and/or the Company as would involve a conflict of interest with any of them in relation to the Share Exchange, although it has loan and other transactions with JFE Holdings, JFE Steel, and the Company as part of its ordinary banking business. It was thought to be appropriate, from a fairness perspective, to request SMBC Nikko Securities to calculate the stock value for JFE Holdings, JFE Steel, and the Company considering that: i) SMBC Nikko Securities said it had internally put in place an appropriate detriment prevention measure such as information insulation between a unit engaged in financial advisory service, a unit engaged in stock value calculation for JFE Holdings, JFE Steel, and the Company and other units of SMBC Nikko Securities; ii) an appropriate system to manage conflicts of interest such as information insulation had been put in place between SMBC Nikko Securities and SMBC; iii) SMBC Nikko Securities was kept independent as a third-party calculation agency as it entered into transactions with the Company under transaction terms and conditions identical to those for ordinary business partners; and iv) SMBC Nikko Securities had acted as a third-party calculation agency for past projects of similar kinds. The remuneration to be paid to SMBC Nikko Securities for the Share Exchange includes a contingency fee to be paid contingent upon the completion of the Share Exchange. the Company selected SMBC Nikko Securities as a third-party calculation agency independent from JFE Holdings, JFE Steel, and the Company considering general practices in similar transactions and ensuring a remuneration system that would not impose a substantial financial burden on the Company in the event of the Share Exchange being unsuccessful.

Trustees Advisory, a third-party calculation agency independently appointed by the Special Committee, has no such material interest in JFE Holdings, JFE Steel, or the Company as would involve a conflict of interests with any of them in connection with the Share Exchange. The remuneration of Trustees Advisory for the Share Exchange will be paid in a fixed amount regardless of the completion of the Share Exchange, and does not include a contingency fee to be paid contingent upon the completion of the Share Exchange.

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(ii)       Outline of calculation

ⅰ) Calculations by Mizuho Securities

Mizuho Securities made calculations for JFE Holdings by using the market stock price standard method as it had a market price due to being listed on a financial instruments exchange (with May 2, 2022 as the calculated record date, Mizuho Securities used: i) the closing price at the Tokyo Stock Exchange on the calculation record date; ii) the simple average closing price for the latest one month from April 4, 2022 until the calculation record date; iii) the simple average closing price for the latest three months from February 3, 2022 until the calculation record date; and iv) the simple average closing price for the latest six months from November 4, 2021 until the calculation record date).

Mizuho Securities made calculations for the Company by using the market stock price standard method as it had a market price due to being listed on a financial instruments exchange (with May 2, 2022 as the calculated record date, Mizuho Securities used: i) the closing price at the Tokyo Stock Exchange on the calculation record date; ii) the simple average closing price for the latest one month from April 4, 2022 until the calculation record date; iii) the simple average closing price for the latest three months from February 3, 2022 until the calculation record date; and iv) the simple average closing price for the latest six months from November 4, 2021 until the calculation record date). Mizuho Securities also made calculations for the Company by using the peer comparison method as it was possible to presume its stock value by a peer comparison due to the existence of multiple companies that engaged in businesses similar to that of the Company, coupled with the discounted cash flow method (the “DCF Method”) in order to reflect its future business activities in the valuation. In the DCF Method, share value was calculated by discounting future cash flows in financial forecasts informed by the Company for the period from the fiscal year ended March 31, 2022 to the fiscal year ending March 31, 2029 to the present value at a certain discount rate.

Shown below is a valuation range for the Company Stock when the per-share value for JFE Holdings is deemed to be 1

Methods used		Calculation result for share exchange ratio
JFE Holdings	The Company
Market stock price standard method	Market stock price standard method	2.60 ~ 3.00
	Peer comparison method	2.63 ~ 5.49
	DCF Method	3.59 ~ 6.08

Mizuho Securities premises that publicly available information and all information provided to Mizuho Securities are accurate and complete when calculating a share exchange ratio, and does not independently verify the accuracy or completeness of such information. Mizuho Securities premised information, judgment, and forecasts provided or disclosed by both companies on assets and liabilities (including derivatives, off-balance-sheet assets and liabilities, and contingent liabilities) of both companies and their subsidiaries and affiliates, including analysis and valuation of individual assets and liabilities, and neither independently evaluated, appraised or assessed them, nor requested a third party organization to appraise or assess them. The financial forecasts (including profit plans and other information) for both companies are predicated on the fact they were reasonably considered and prepared in accordance with best possible forecasts and judgments currently available to the management of both companies.

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The financial forecast for the Company, used as a premise for calculation using the DCF Method, involves fiscal years for which a significant increase or decrease in earnings is predicted to be recorded. Specifically, for the fiscal year ending March 31, 2023, the Company expects to post a substantial one-time increase in profit year on year as the Shanghai Municipal Government of China will acquire the assets held by JFE Steel Drum (Shanghai) Co., Ltd., a consolidated subsidiary of the Company, and expects that net income increase by much more than 30% compared to previous year. Accordingly, in the fiscal year ending March 2024, the Company expects that net income decreases by much more than 30% compared to previous year-to post a substantial decrease in profit in the absence of such profit. For the fiscal year ending March 31, 2026, the Company expects that operating profit decrease by more than 30% and net income decrease by much more than 30% compared to previous year-to post a significant decrease in profit year on year, mainly due to an increase in depreciation and amortization expenses resulting from large-scale capital expenditures and extraordinary losses stemming from reorganization and consolidation of existing facilities. For the fiscal year ending March 2027, the Company expects that net income increase by much more than 30% compared to previous year-to record a significant increase in profit due to a reduction in the burden of extraordinary losses. This financial forecast is not premised on the implementation of the Share Exchange.

ii)       Calculations by SMBC Nikko Securities

SMBC Nikko Securities used the market stock price method to calculate JFE Holdings Stock value as a market price was available for JFE Holdings since it is a listed company listed on a financial instruments exchange.

In the market stock price method, SMBC Nikko Securities made calculations for JFE Holdings with the calculation record date as May 2, 2022, and used the simple average closing prices on the Tokyo Stock Exchange on the trading days during the one-month, three-month and six-month periods prior to the calculation record date.

Since the Company is listed on a financial instruments exchange and a market price is available, SMBC Nikko Securities made calculation by using the market stock price method as well as the DCF Method in order to reflect its future business activities in the valuation.

In the market stock price method, SMBC Nikko Securities made calculations for the Company with the calculation record date as May 2, 2022, and used the simple average of closing prices on the Tokyo Stock Exchange on the trading days during the one-month, three-month and six-month periods prior to the calculation record date.

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In the DCF Method, business value and share value were valued by discounting future cash flows in financial forecasts made by the Company for the period from the fiscal year ended March 31, 2023 to the fiscal year ending March 31, 2029 to the present value at a certain discount rate. The perpetual growth method and the multiple method were used to calculate the terminal value under the DCF Method. Specifically, discounts ranging from 6.26% to 7.65% and perpetual growth rates from -0.25% to 0.25% were used in the calculation. The profit plan on which the calculation is premised includes fiscal years likely to post a significant increase or decrease in profit. Specifically, for the fiscal year ending March 31, 2023, the Company expects to post a substantial one-time increase in profit year on year as the Shanghai Municipal Government of China will acquire the assets held by JFE Steel Drum (Shanghai) Co., Ltd., a consolidated subsidiary of the Company, and expects that net income increase by much more than 30% compared to previous year. Accordingly, in the fiscal year ending March 2024, the Company expects that net income decreases by much more than 30% compared to previous year-to post a substantial decrease in profit in the absence of such profit. For the fiscal year ending March 31, 2026, the Company expects that operating profit decrease by more than 30% and net income decrease by much more than 30% compared to previous year-to post a significant decrease in profit year on year, mainly due to an increase in depreciation and amortization expenses resulting from large-scale capital expenditures and extraordinary losses stemming from reorganization and consolidation of existing facilities. For the fiscal year ending March 2027, the Company expects that net income increase by much more than 30% compared to previous year-to record a significant increase in profit due to a reduction in the burden of extraordinary losses. This financial forecast is not premised on the implementation of the Share Exchange. Shown below is a calculation result for a share exchange ratio for JFE Holdings Stock when the per-share value is deemed to be 1 by the above-mentioned valuation method.

Methods used		Calculation result for share exchange ratio
JFE Holdings	The Company
Market stock price method	Market stock price method	2.60 ~ 2.82
	DCF Method	3.05 ~ 7.19

In preparing a stock value calculation report, SMBC Nikko Securities premised that documents and data used as the basis were all accurate and complete, and SMBC Nikko Securities did not independently verified their accuracy and completeness, nor was required or obligated to do so. SMBC Nikko Securities also premised that JFE Holdings, JFE Steel, and the Company were not aware of any fact or event that rendered the provided data inaccurate or misleading. SMBC Nikko Securities neither independently valued, appraised or assessed the assets and liabilities of JFE Holdings, JFE Steel, the Company, and their subsidiaries and affiliates, nor requested a third-party organization to value, appraise or assess their assets and liabilities. If any problem is discovered with the accuracy and completeness of the materials and information, the calculation result could potentially differ significantly. SMBC Nikko Securities premised that JFE Holdings, JFE Steel, the Company, and their subsidiaries and affiliates were free of any undisclosed lawsuits, disputes, environmental, tax or other claims or liabilities, contingent liabilities, off-balance-sheet liabilities, or other facts that could potentially have a material impact on a stock value calculation report. SMBC Nikko Securities premised that the business plans of the Company used for the stock value calculation report had been prepared by the Company in accordance with reasonable and appropriate procedures based on the best possible estimates and judgments made on the calculation record date. If SMBC Nikko Securities conducts an analysis for a stock value calculation report by using provided assumptions in accordance with the materials and information provided, it was premised that the materials, information and assumptions provided were accurate and reasonable. SMBC Nikko Securities neither independently verified the accuracy, reasonableness, and feasibility of these premises, nor assumed any obligation or liability therefor.

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The calculation result by SMBC Nikko Securities was submitted by it to the Company at its request for the sole purpose of serving as a reference for its board of directors to consider the Share Exchange Ratio, and the result is not intended for SMBC Nikko Securities to express any opinion on the fairness of the Share Exchange Ratio.

iii) Calculations by Trustees Advisory

Trustees Advisory used the market stock price method to calculate JFE Holdings Stock value as a market price was available for JFE Holdings due to being listed on a financial instruments exchange. Trustees Advisory used the market stock price method for the calculation for the Company as a market price was available due to being listed on a financial instrument exchange, as well as the DCF Method in order to reflect its future business activities in the valuation. Shown below is a calculation range for the Company Stock when the per-share value for JFE Holdings is deemed to be 1 in the valuation methods.

Methods used		Calculation range for share exchange ratio
JFE Holdings	The Company
Market stock price method	Market stock price method	2.60 ~ 3.01
	DCF Method	2.98 ~ 4.53

In the market stock price method, Trustees Advisory made calculations with the calculation record date as May 2, 2022, and used the closing prices on the calculation record date and the simple average closing prices on the Tokyo Stock Exchange on the trading days during the one-month, three-month and six-month periods prior to the calculation record date.

In the DCF Method, share value was calculated by discounting future cash flows in financial forecasts informed by the Company for the period from the fiscal year ended March 31, 2023 to the fiscal year ending March 31, 2029 to the present value at a certain discount rate. Trustees Advisory used the perpetual growth rate method and the exit multiple method for calculating terminal value. Specifically, discounts ranging from 8.81% to 11.81% and perpetual growth rates 0% were used in the calculation.

Trustees Advisory premised that publicly available information and all information provided to Trustees Advisory are accurate and complete when calculating a share exchange ratio, and does not independently verify the accuracy or completeness of such information. Trustees Advisory neither independently valued, apprised or assessed assets and liabilities (including financial derivatives, off-balance-sheet assets and liabilities, and contingent liabilities) of both companies and their subsidiaries and affiliates, nor analyzed or valued individual assets and liabilities, nor requested a third party organization to appraise or assess them. Trustees Advisory premised that financial forecasts and other forward-looking information of the Company had been reasonably prepared based on the best possible estimates and judgments currently available to the Company’s management. Calculation by Trustees Advisory reflected information as well as data on economic conditions that had been obtained up to and including May 2, 2022.

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The calculation result by Trustees Advisory was solely intended to serve as a reference for the Company’s board of directors and the Special Committee to consider the Share Exchange Ratio. The financial forecast for the Company, used as a premise by Trustees Advisory for calculation using the DCF Method, involves fiscal years for which a significant increase or decrease in earnings is predicted to be recorded. Specifically, for the fiscal year ending March 31, 2023, the Company expects to post a substantial one-time increase in profit year on year as the Shanghai Municipal Government of China will acquire the assets held by JFE Steel Drum (Shanghai) Co., Ltd., a consolidated subsidiary of the Company, and expects that net income increase by much more than 30% compared to previous year. Accordingly, in the fiscal year ending March 2024, the Company expects that net income decreases by much more than 30% compared to previous year-to post a substantial decrease in profit in the absence of such profit. For the fiscal year ending March 31, 2026, the Company expects that operating profit decrease by more than 30% and net income decrease by much more than 30% compared to previous year-to post a significant decrease in profit year on year, mainly due to an increase in depreciation and amortization expenses resulting from large-scale capital expenditures and extraordinary losses stemming from reorganization and consolidation of existing facilities. For the fiscal year ending March 2027, the Company expects that net income increase by much more than 30% compared to previous year-to record a significant increase in profit due to a reduction in the burden of extraordinary losses. This financial forecast is not premised on the implementation of the Share Exchange.

(2)       Reasons for having chosen JFE Holdings Stock as Consideration for the Exchange

JFE Steel and the Company concluded that the best possible action would be to use what was commonly referred to as the triangular share exchange method and allot to the Company’s shareholders JFE Holdings Stock as consideration for the Share Exchange in order to attain the purpose of the Share Exchange in consideration of the fact that:
(i) if shares of common stock of JFE Steel, an unlisted company, had been used as consideration, the Company’s minority shareholders would acquire lowly-liquid shares; (ii) allocating JFE Holdings Stock to the Company’s shareholders as consideration for the Share Exchange would enable JFE Holdings to provide the Company’s shareholders, through holding such shares, with synergies likely to come from implementation of various measures after the Share Exchange, as well as opportunities to benefit from business development and earnings growth of the JFE Group, helped by these synergies, and a resultant increase in the share price of, and dividend on, JFE Holdings Stock; and (iii) as far as the JFE Group was concerned, JFE Holdings was required to remain the wholly-owning company of JFE Steel.

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(3)       Matters Taken into Consideration so as not to Harm the Interests of Shareholders

(I)       Measures to ensure fairness

JFE Steel and the Company took measures to ensure the fairness of the Share Exchange as follows as they thought it necessary to ensure fairness for the Share Exchange considering that: i) the Company was a consolidated subsidiary of JFE Steel since it already held 1,548,200 shares of the Company Stock (54.1% of 2,863,071 shares after subtraction of the treasury stock held by the Company from its total number of shares outstanding as of March 31, 2022 any number at the third decimal place was rounded off to the nearest decimal place; this applies hereinafter to the holding ratio calculation); and ii) Hidenari Suzuki, the Company’s Audit & Supervisory Board Member, concurrently served as an employee of JFE Steel.

(a)       Acquisition of calculation report from third-party independent calculation agency

JFE Steel appointed Mizuho Securities as a third-party calculation agency independent from JFE Holdings, JFE Steel and the Company, and received a calculation report on the value of its stock on May 2, 2022. For an outline of the calculation report, see the section titled “i) Calculations by Mizuho Securities” in the segment titled “(ii) Outline of Calculation” under “(b) Information on calculation” under “(II) Grounds for calculation of allotment in the Share Exchange” under “(1) Matters related to the Appropriateness of the Total Number or Total Value of Consideration for the Exchange” above.

On the other hand, the Company appointed SMBC Nikko Securities as a third-party calculation agency independent from JFE Holdings, JFE Steel, and the Company, and received a calculation report on the value of its stock on May 2, 2022. For an outline of the calculation report, see the section titled “ii) Calculations by SMBC Nikko Securities” in the segment titled “(ii) Outline of Calculation” under “(b) Information on calculation” under “(II) Grounds for calculation of allotment in the Share Exchange” under “(1) Matters related to the Appropriateness of the Total Number or Total Value of Consideration for the Exchange” above.

In addition, the Special Committee separately appointed Trustees Advisory as an independent third-party calculation agency independent from JFE Holdings, JFE Steel, and the Company, and submitted a stock value calculation report on May 2, 2022. For an outline of the calculation reports, see the section titled “iii) Calculations by Trustees Advisory” in the segment titled “(ii) Outline of Calculation” under “(b) Information on calculation” under “(II) Grounds for calculation of allotment in the Share Exchange” under “(1) Matters related to the Appropriateness of the Total Number or Total Value of Consideration for the Exchange” above.

JFE Steel, the Company and the Special Committee have not acquired any written opinion (fairness opinion) from any third-party calculation agency claiming the consideration for the Share Exchange to be reasonable or fair from a financial perspective.

(b)       Advice from independent law office

JFE Steel appointed TMI Associates as a legal advisor for the Share Exchange and the Company appointed Anderson Mōri & Tomotsune as a legal advisor for the Share Exchange, and obtained advice from a legal perspective on various procedures for the Share Exchange and on methods and processes of decision-making. TMI Associates and Anderson Mōri & Tomotsune are independent from JFE Holdings, JFE Steel, and the Company, and do not have any material interest in these companies.

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(c)       Acquisition by the Special Committee of a calculation report from third-party independent calculation agency

In considering the Consultative Matters (defined below), the Special Committee appointed Trustees Advisory, which was independent from JFE Holdings, JFE Steel and the Company, as a financial advisor and third-party calculation agency for the Special Committee, and received a stock value calculation report on May 2, 2022. For an outline of the calculation reports, see the section titled “iii) Calculations by Trustees Advisory” in the segment titled “(ii) Outline of Calculation” under “(b) Information on calculation” under “(II) Grounds for calculation of allotment in the Share Exchange” under “(1) Matters related to the Appropriateness of the Total Number or Total Value of Consideration for the Exchange” above.

(II)       Measures to avoid conflicts of interest

The Company took the measures described below in order to avoid any potential conflict of interest considering that: i) the Company was a consolidated subsidiary of JFE Steel since it already held 1,548,200 shares of the Company Stock (54.1% of 2,863,071 shares after subtraction of the treasury stock held by the Company from its total number of shares outstanding as of March 31, 2022; this applies hereinafter to the holding ratio calculation); and ii) Hidenari Suzuki, the Company’s Audit & Supervisory Board Member, concurrently served as an employee of JFE Steel.

(a)       Acquisition by the Company of a report from the Special Committee having no interest in JFE Holdings and JFE Steel

On January 19, 2022, the Company established the Special Committee composed of professionals who were independent from JFE Holdings, JFE Steel, and the Company and were composed of four professionals: i) Masatatsu Ozeki, Outside Director, JFE Container Co., Ltd. (Outside Director, GMO Aozora Net Bank, Ltd.); ii) Mantaro Fujimoto (Chairman, New Japan Chemical Co., Ltd.); iii) Gyotoku Ogami, Outside Audit & Supervisory Board Member, JFE Container Co., Ltd. (Certified Public Accountant and Certified Public Tax Accountant, Representative Partner, ReEx Audit Firm and Director, ReEx Consulting Co., Ltd.); and iv) Hidetaka Nishina (Partner, Nakamura, Tsunoda & Matsumoto), an external expert independent from JFE Holdings, JFE Steel, and the Company. This was intended to: i) exercise caution in its decision-making on the Share Exchange; ii) eliminate any potential arbitrariness and conflict of interests in the decision-making process by the board of directors; iii) ensure fairness for the process; and iv) verify at a meeting of the Special Committee that the decision to conduct the Share Exchange was not detrimental to the minority shareholders of the Company. The Company selected these four professionals as members of the Special Committee from the beginning, and kept them unchanged. The Special Committee selected Hidetaka Nishina as Chairman through mutual voting by the members. The committee members are supposed to be paid remuneration for their service in a time-based amount or a fixed amount regardless of their recommendation.

In pondering the Share Exchange, the Company then moved to ask the Special Committee: (i) whether the purpose of the transaction intended for JFE Steel to make the Company a wholly-owned subsidiary of it through the Share Exchange and other methods under consideration by JFE Steel and the Company where the “Transaction” was found to be reasonable (as well as whether the transaction would contribute to improving the corporate value of the Company), includes whether the Transaction will contribute to enhancing the corporate value of the Company; (ii) whether the terms and conditions of the transaction (including the share exchange ratio in the Share Exchange) were fair; (iii) whether due consideration was given to the interests of minority shareholders of the Company through fair procedures in the transaction; and (iv) whether it found the transaction to be detrimental to minority shareholders of the Company in consideration of items (i) through (iii) (items (i) though (iv) are collectively referred to as the “Consultative Matters”).

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The board of directors of the Company resolved not to make a decision to conduct the Share Exchange if the Special Committee finds the terms and conditions of the transaction to not be reasonable as the board respects the opinion of the Special Committee to the extent possible when making a decision on the Share Exchange. The board of directors of the Company decided to authorize the Special Committee to: (a) appoint advisors, such as its own financial advisors and legal advisors, if the Special Committee deems it necessary in considering the Consultative Matters (reasonable costs are then to be borne by the Company), or approve advisors of the Company (including subsequent approval); and (b) receive information necessary for the consideration and judgment for the transaction from officers and employees of the Company or other persons the Special Committee deems necessary. Based on the above authority, the Special Committee appointed Trustees Advisory as its independent third-party appraiser on March 3, 2022.

From January 25, 2022 to May 2, 2022, the Special Committee held a total of 11 meetings for a total of approximately 12 hours. Outside the meetings, the Special Committee expressed opinions, exchanged information, collected information via e-mail, and held consultations from time to time as needed to carefully consider the Consultative Matters. Specifically, at the first special committee meeting, SMBC Nikko Securities, a financial advisor and a third-party calculation agency appointed by the Company, and Anderson Mōri & Tomotsune, a legal advisor, were approved as the Company’s financial advisor, third-party calculation agency and legal advisor after verifying them to be appropriately independent. Moreover, the Special Committee approved the Company’s directors involved in the consideration, negotiation and judgment on the Share Exchange after verifying them to be appropriate from the perspective of interest in JFE Steel. The Special Committee then moved to carefully consult and ponder on the Consultative Matters to engage in deliberations in consideration of the following information: (a) the Special Committee was briefed by JFE Steel on details of the Share Exchange proposal, the purpose of the Share Exchange, and expected synergies therefrom and held a Q & A session on these matters; (b) the Special Committee was briefed by the Company on its history and business as well as the background to receiving the Share Exchange proposal, the purpose of the Share Exchange, its thoughts on the details of the proposal from JFE Steel, the effects the Share Exchange would have on the corporate value of the Company, the history of the preparation of the Company’s business plan and its details, and held a Q&A session on these matters; (c) the Special Committee was briefed by Trustees Advisory and SMBC Nikko Securities on the result of the stock value calculation and the scheme for the Share Exchange, and held a Q&A session on these matters; (d) the Special Committee received advice from Anderson Mōri & Tomotsune on measures to ensure fairness in the procedures of the Share Exchange, on the method and process of decision-making by the board of directors of the Company regarding the Share Exchange, and on measures to avoid conflicts of interest, and had a Q&A session on these matters; and (e) the Special Committee gathered data on the Share Exchange by using submitted information on the Share Exchange. The Special Committee is in effect involved in a negotiation process with JFE Steel as it received a timely report on details of deliberations and negotiations between JFE Steel and the Company on the Share Exchange, discussed negotiation policy on multiple occasions until receiving a final proposal from JFE Steel on the consideration for the Share Exchange, and gave an opinion to the Company. Under these circumstances, the Special Committee carefully deliberated and studied the Consultative Matters based on the explanation, calculation result and other study documents, and submitted a report to the board of directors of the Company on May 2, 2022 saying the Share Exchange was not found to be detrimental to the minority shareholders of the Company.

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(b)       Statement that approval was given by directors and no objection was lodged by audit & supervisory board members except for corporate auditors having interest at the Company

Since Hidenari Suzuki, among the Audit & Supervisory Board Members of the Company, concurrently served as an employee of JFE Steel, he neither participated in deliberations on the proposal for the Share Exchange at meetings of the board of directors of the Company, nor participated in consultations and negotiations on the Share Exchange for the purpose of avoiding any potential conflict of interest.

The proposal for the Share Exchange was resolved by unanimous approval from six directors of the Company at a meeting of the board of directors of the Company held on May 6, 2022, and three Audit & Supervisory Board Members other than those mentioned above stated they had no objection to the Share Exchange.

Among the Company’s directors, Shichinobu Nasu, Naoto Yoshida, Mikito Kihara and Shinji Murakami were from JFE Steel; however, a certain period of time has passed since they joined the Company and they had not been involved in the Share Exchange at all while at JFE Steel, and were not subject to direction or supervision by JFE Holdings and JFE Steel. Therefore, the Company concluded that there was no risk of a conflict of interests with respect to its decision-making for the Share Exchange.

4.         Matters of Reference regarding the Consideration for the Exchange

(1)       Provisions of the Articles of Incorporation of JFE Holdings

Pursuant to the laws and regulations and Article 19 of the Articles of Incorporation of the Company, the Articles of Incorporation of JFE Holdings have been publicized on the website of the Company (https://www.jfecon.jp/).

(2)       Total Number of Voting Rights of JFE Holdings

5,724,353 rights

The above total number is the total number of voting rights of JFE Holdings as of September 30, 2021 and could be subject to change during the period until the effective date of the Share Exchange through possible allocation of new shares to third parties and disposal of treasury stock, etc. by JFE holdings.

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(3)       Content of Financial Statements etc. for the Latest Fiscal Year of JFE Holdings

Pursuant to the laws and regulations and Article 19 of the Articles of Incorporation of the Company, the content of the financial statements etc. for the latest fiscal year of JFE Holdings (the fiscal year ended March 2022) have been publicized on the website of the Company (https://www.jfecon.jp/).

(4)       Content of the Balance Sheets of JFE Holdings for Each Business Year the Last Day of Which Arrived in the Past Five Years

This has been omitted as JFE Holdings has submitted its annual securities report for each business year in accordance with the provisions of Article 24, Paragraph 1 of the Financial Instruments and Exchange Act.

(5)       Matters related to the Method of Conversion of the Consideration for the Exchange into Cash

(I)       Market on which the consideration for the exchange is traded

JFE Holdings Stock is traded on the Prime Market of the Tokyo Stock Exchange.

(II)       Person acting as intermediary, broker, or agency for trading in the consideration for the exchange

JFE Holdings Stock is traded through brokerage and intermediary services carried out by financial instruments business operators (such as securities firms) throughout Japan.

(III)       Restriction on the transfer or other disposition of the consideration for the exchange

Not applicable.

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(6)       Matters related to Market Price of the Consideration for the Exchange

As of the business day immediately preceding the day of announcing the execution of the Share Exchange Agreement (May 6, 2022), the average closing prices of JFE Holdings Stock on the Prime Market of the Tokyo Stock Exchange (First Section of the Tokyo Stock Exchange for the period prior to April 3, 2022) for the one-month period, three-month period and six-month period were 1,626 yen, 1,675 yen and 1,575 yen, respectively. The latest information on market prices, etc. of JFE Holdings Stock can be found on the website of the Tokyo Stock Exchange (http://www.jpx.co.jp/).

(7)       If the Consideration for the Exchange is Eligible for a Refund by Acquisition of Treasury Shares, Refund of Equity Interest or Another Method Equivalent Thereto, Matters Relating to Procedures Therefor

Not applicable.

5.       Matters related to the Appropriateness of the Provisions for Subscription Rights to Shares related to the Share Exchange

This is not applicable as the Company has not issued subscription rights to shares and bonds with subscription rights to shares.

6.       Matters Related to Financial Statements, etc.

(1)       Content of Financial Statements etc. for the Latest Fiscal Year of JFE Steel

Pursuant to the laws and regulations and Article 19 of the Articles of Incorporation of the Company, the content of the financial statements etc. for the latest fiscal year of JFE Steel (the fiscal year ended March 2022) have been publicized on the website of the Company (https://www.jfecon.jp/).

(2)       Details of Disposals of Material Assets, Assumption of Material Obligations or Other Events Having a Material Effect on Conditions of Company Assets that have Occurred after the End of the Latest Fiscal Year

(I)       The Company

(a)	At the Board of Directors meeting held on May 6, 2022, the Company passed a resolution to conduct the Share Exchange with JFE Steel, the consolidated parent company of the Company, in which JFE Steel will become the wholly-owning parent company and the Company will become the wholly-owned subsidiary, and executed the Share Exchange Agreement. The Share Exchange will be conducted on August 1, 2022 as the effective date, after obtaining approval by resolution of the general meeting of shareholders of the Company scheduled to be held on June 24, 2022. The content of the Share Exchange Agreement are as described in “2. Content of the Share Exchange Agreement” above.

(b)	By resolution of the board of directors by the day before the effective date of the Share Exchange, the Company plans to cancel, at the time immediately before the Base Time, all of its treasury shares (4,429 shares as of March 31, 2022) held by the Company and all of its treasury shares (including treasury stock acquired in response to a request for purchase by a dissenting shareholder pursuant to Article 785, Paragraph 1 of the Companies Act that is exercised in connection with the Share Exchange) to be held by the Company at the time immediately before the Base Time.

(c)	As the final dividend for the fiscal year ended March 2022, the Company plans to pay dividends of surplus in the amount of 75 yen per share with March 31, 2022 as the record date, after obtaining approval by resolution of the general meeting of shareholders of the Company scheduled to be held on June 24, 2022.

(II)       JFE Steel

(a)	At the Board of Directors meeting held on May 6, 2022, JFE Steel passed a resolution to conduct the Share Exchange with the Company, a consolidated subsidiary of JFE Steel, in which JFE Steel will become the wholly-owning parent company and the Company will become the wholly-owned subsidiary, and executed the Share Exchange Agreement. The Share Exchange will be conducted on August 1, 2022 as the effective date, after obtaining approval by resolution at the general meeting of shareholders of the Company scheduled to be held on June 24, 2022. The content of the Share Exchange Agreement are as described in “2. Content of the Share Exchange Agreement” above.

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Proposal No. 3      Appointment of Six Directors

The terms of office of all six directors will expire at the conclusion of this general meeting of shareholders (including the Adjourned Meeting). The Company requests that the shareholders reappoint the six directors, and the candidates are as follows.

Candidate No.	Name (Date of birth)	Career summary, position, responsibilities and significant concurrent positions		Number of the Company’s shares held
1	Reappointment Shichinobu Nasu (April 4, 1957)	April 1982	Joined Kawasaki Steel Corporation	416 shares
		April 2008	General Manager, Osaka Plate & Tubular Products Sales Depart., Osaka Office of JFE Steel Corporation
		April 2010	General Manager, Osaka Office of JFE Steel Corporation
		April 2011	General Manager, Construction Materials Sales Dept. Construction Materials & Services Business Division of JFE Steel Corporation
		April 2013	Vice President of JFE Steel Corporation
		April 2016	Senior Vice President of JFE Steel Corporation
		April 2019	Full-time Advisor of the Company
		June 2019	President and Representative Director of the Company (to present)

(Responsibilities as executive officer)

CEO

(Significant concurrent positions)

Chairperson of JFE Steel Drum (Zhejiang) Co., Ltd.

Chairperson of JFE Steel Drum (Jiangsu) Co., Ltd.

Chairperson of JFE Steel Drum (Chongqing) Co., Ltd.

(Reasons for nomination as candidate for director)

Mr. Shichinobu Nasu was in charge of business execution of JFE Steel Corporation, our parent company, as its former senior managing executive officer, and has a long experience in its automotive steel plate and building materials sales departments. In particular, in its Building Materials Sales Department, he served as the head of the Building Materials Center and led an organization that integrated sales and technology. He also has a wealth of experience, achievements, and insight in industry organizations and has served as Chairman of the Construction Planning Committee of the Japan Iron and Steel Federation, among other positions. In the Company, he has served as Representative Director since June 2019. As part of the efforts to strengthen corporate governance, he introduced an executive officer system in April 2020 and established a system to separate the management oversight function and the business execution function of the Board of Directors. The Company has judged that he is qualified to continue to promote the group’s management and has nominated him as a candidate for director.

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Candidate No.	Name (Date of birth)	Career summary, position, responsibilities and significant concurrent positions		Number of the Company’s shares held
2	Reappointment Naoto Yoshida (November 25, 1959)	April 1983	Joined Nippon Koukan Co., Ltd.	664 shares
		April 2008	Chief Representative, Manila Office of JFE Steel Corporation
		April 2011	Staff General Manager, Project Marketing Dept. of JFE Steel Corporation
		April 2012	General Manager, Plate & Shape Steel Export Dept. of JFE Steel Corporation
		April 2014	General Manager, Osaka Drum Sales Dept. of the Company (Senior General Manager)
		June 2015	Director of the Company
		April 2020	Director and Managing Corporate Officer of the Company (to present)

(Responsibilities as executive officer)

Head of Operations Headquarters, Person in Charge of Corporate Strategy Office, Support for Sales Headquarters

(Reasons for nomination as candidate for director)

Mr. Naoto Yoshida has extensive experience in the sales departments at JFE Steel Corporation, our parent company, and has experience, achievements, and insight in sales departments from his career as the head of the domestic steel drum sales department at the Company. The Company has determined that he is qualified to promote qualitative growth and growth strategies of the steel drum business, and has nominated him as a candidate for director.

3	Reappointment Mikito Kihara (March 10, 1961)	April 1984	Joined Nippon Koukan Co., Ltd.	664 shares
		April 2009	General Manager, Cold Rolling Dept, East Japan Works (Keihin) of JFE Steel Corporation
		April 2014	General Manager, Cold Rolling Dept.ⅡEast Japan Works (Chiba) of JFE Steel Corporation
		April 2015	Assistant to the Managing Director (Senior General Manager) of the Company
		June 2015	Director of the Company
		April 2020	Director and Managing Corporate Officer of the Company (to present)

(Responsibilities as executive officer)

Head of Engineering & Production Headquarters (Engineering Department), Support for Chinese Business Headquarters

(Reasons for nomination as candidate for director)

Mr. Mikito Kihara has a long experience as a steel engineer at JFE Steel Corporation, our parent company, and has also served as the head of engineering departments at the Company. The Company has determined that he is qualified to lead the qualitative growth of the steel drum business including the development of innovative process technology, and has nominated him as a candidate for director.

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Candidate No.	Name (Date of birth)	Career summary, position, responsibilities and significant concurrent positions		Number of the Company’s shares held
4	Reappointment Shinji Murakami (May 22, 1960)	April 1984	Joined Nippon Koukan Co., Ltd.	416 shares
		April 2003	Staff Deputy General Manager Planning Sec., Controller Dept. of JFE Steel Corporation
		December 2004	Corporate Planning Dept. of the Company
		March 2008	General Manager, Corporate Planning Dept. of the Company
		April 2015	General Manager, Corporate Planning Dept. of the Company (Senior General Manager)
		June 2019	Director of the Company
		April 2020	Director and Corporate Officer of the Company
		April 2022	Director and Managing Corporate Officer of the Company (to present)

(Responsibilities as executive officer)

General Manager, Corporate Planning Division, Support for China Business Division

(Reasons for nomination as candidate for director)

Mr. Shinji Murakami has extensive experience in the planning and management departments of the headquarters and steel works at JFE Steel Corporation, our parent company, and has gained a wealth of experience, achievements and insight in corporate planning, accounting and finance while serving as General Manager, Corporate Planning Dept. for many years at the Company. The Company has determined that he is qualified to promote the group’s management, strengthen its risk management and promote the enhancement its corporate value, and has nominated him as a candidate for director.

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Candidate No.	Name (Date of birth)	Career summary, position, responsibilities and significant concurrent positions		Number of the Company’s shares held
5	Reappointment Outside Independent Masatatsu Ozeki (October 28, 1957)	April 1981	Joined the Bank of Japan	90 shares
		June 2004	Manager of Kagoshima Branch of the Bank of Japan
		March 2007	Seconded to the Deposit Insurance Corporation of Japan (Councilor of the Deposit Insurance Corporation of Japan)
		October 2008	Associate Director-General of the Secretariat of the Policy Board of the Bank of Japan
		July 2010	Deputy Director-General of the System Information Services Department, Deputy Director-General of the Payment and Settlement Systems Department, Deputy Director-General of the Financial Markets Department, and Deputy Director-General of the Operations Department of the Bank of Japan
		May 2011	Manager of the Fukuoka Branch of the Bank of Japan
		May 2013	Managing Executive Officer of Aozora Bank, Ltd.
		July 2016	Senior Managing Executive Officer of Aozora Bank, Ltd.
		June 2018	Director (Outside) of GMO Aozora Net Bank, Ltd. (to present)
		July 2018	Advisor of Meiji Yasuda Life Insurance Company
		June 2020	Outside Director of the Company (to present)

(Reasons for nomination as candidate for Outside Director and outline of expected role)

Mr. Masatatsu Ozeki has many years of experience at the Bank of Japan and major financial institutions, and has knowledge in the financial industry and the IT systems field. The Company expects that he will continue to use such knowledge to provide supervision and advice on the execution of the Company’s operations from a professional perspective, particularly with regard to financial policy and IT systems policy.

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Candidate No.	Name (Date of birth)	Career summary, position, responsibilities and significant concurrent positions		Number of the Company’s shares held
6	Reappointment Outside Independent Mantaro Fujimoto (January 2, 1953)	April 1975	Joined New Japan Chemical Co., Ltd.	103 shares
		June 2003	Director of New Japan Chemical Co., Ltd.
		June 2004	President and Representative Director of New Japan Chemical Co., Ltd.
		June 2016	Representative Director, President and Executive Officer of New Japan Chemical Co., Ltd.
		June 2020	Representative Director, Chairman and Executive Officer of New Japan Chemical Co., Ltd. (to present)
		June 2021	Outside Director of the Company (to present)

(Reasons for nomination as candidate for Outside Director and outline of expected role)

Mr. Mantaro Fujimoto has a wealth of knowledge and experience cultivated as a corporate manager, as well as a long track record of engagement in sales, corporate planning and administrative divisions. We expect that he will continue to utilize such knowledge and experience to provide supervision and advice on the execution of the Company’s operations from a professional perspective, particularly with regard to management policy and sales policy.

Notes:
1.	The Company guarantees the debt obligations of JFE Steel Drum (Zhejiang) Co., Ltd. and JFE Steel Drum (Chongqing) Co., Ltd., of which Mr. Shichinobu Nasu serves as the chairman of the board of directors. Both of these companies engage in the manufacture and sale of steel drums, which fall under the same category as the Company’s business.
2.	Other than the above, there is no special interest between the candidates for directors and the Company.
3.	Mr. Masatatsu Ozeki and Mr. Mantaro Fujimoto are candidates for Outside Directors.
4.	The Company has designated and registered Mr. Masatatsu Ozeki and Mr. Mantaro Fujimoto as independent officers in accordance with the rules of the Tokyo Stock Exchange, Inc. If their reappointment is approved at this general meeting of shareholders, the Company will continue to designate them as independent officers.
5.	Mr. Masatatsu Ozeki and Mr. Mantaro Fujimoto currently serve as Outside Directors. Pursuant to Article 427, Paragraph 1 of the Companies Act and the provisions of the Company’s Articles of Incorporation, the Company has entered into an agreement with them to limit their liability for damages as provided for in Article 423, Paragraph 1 of the same Act. If their reappointment is approved at this general meeting of shareholders, the Company will continue the above liability limitation agreement with them.
6.	The Company has concluded a directors and officers liability insurance (D&O insurance) policy as provided for in Article 430-3, Paragraph 1 of the Companies Act, under which all directors are insured. If this proposal is approved as proposed and each candidate assumes the office of director, they will be insured under the insurance policy. The insurance policy covers any damage that may arise as a result of the insureds assuming liability for the execution of their duties as directors or receiving a claim that pursues such liability. However, there are certain exemptions, such as that any damage arising from acts committed with the knowledge that such acts violate laws and regulations will not be covered by the insurance. All insurance premiums, including any portion for riders, are borne by the Company, and the insureds do not actually bear any insurance premium. The insurance policy is scheduled to be renewed on July 1, 2022, during the term of office of each candidate.
7.	Mr. Masatatsu Ozeki and Mr. Mantaro Fujimoto currently serve as Outside Directors of the Company. As at the time of conclusion of this general meeting (including the Adjourned Meeting), their tenure as Outside Directors will be two years for Mr. Masatatsu Ozeki and one year for Mr. Mantaro Fujimoto.

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Proposal No. 4      Appointment of One Audit & Supervisory Board Member

Mr. Hidenari Suzuki, Audit & Supervisory Board Member, will resign as of the time of adjournment of this general meeting of shareholders (at the end of the deliberations on June 24) on the condition that the holding of the adjourned meeting is approved at the general meeting of shareholders. Accordingly, the Company hereby requests that the shareholders newly appoint one Audit & Supervisory Board Member, and the candidate is as follows. The consent of the Audit & Supervisory Board has been obtained for this proposal.

Mr. Tsukasa Sumida, the candidate for Audit & Supervisory Board, will be appointed as the successor to Mr. Hidenari Suzuki, and will assume his office at the time of adjournment of this general meeting of shareholders (at the end of the deliberations on June 24).

Name (Date of birth)	Career summary, position, responsibilities and significant concurrent positions	Number of the Company’s shares held
Tsukasa Sumida (June 2, 1971)

April 1994    Joined Nippon Koukan Co., Ltd.

April 2019    Sheet & strip Export Sec. Ⅰ, Sheet & strip Export Dept. of JFE Steel Corporation

April 2022    Sheet & strip Export Dept. of JFE Steel Corporation (to present)

(Reasons for nomination as candidate for Audit & Supervisory Board Member)

Mr. Tsukasa Sumida has a wealth of experience, achievements and insights in sales and overseas businesses gained through his duties related to export sales at JFE Steel Corporation, our parent company. The Company has determined that he is qualified for the position of Audit & Supervisory Board Member with a view to maintaining and improving the soundness of management at the Company and the group companies, and has nominated him as a candidate for Audit & Supervisory Board Member.

0 share
(Notes)
1.	There is no special interest between the candidate for Audit & Supervisory Board Member and the Company.
2.	If the appointment of the candidate for Audit & Supervisory Board Member is approved, the Company will, in accordance with the provisions of Article 427, Paragraph 1 of the Companies Act, enter into an agreement with Mr. Tsukasa Sumida to limit his liability for damages as set forth in Article 423, Paragraph 1 of the same Act to the amount stipulated by laws and regulations, in order to enable him to fully perform his expected role as an Audit & Supervisory Board Member.
3.	The Company has concluded a directors and officers liability insurance (D&O Insurance) policy as provided for in Article 430-3, Paragraph 1 of the Companies Act, under which all Audit & Supervisory Board Members are insured. If this proposal is approved as proposed and Mr. Tsukasa Sumida assumes the office of Audit & Supervisory Board Member, he will be insured under the insurance policy. An overview of the policy is provided on page 35 (Note 6) of these Reference Materials for General Meeting of Shareholders.

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Proposal No. 5      Payment of Bonuses to Officers

The Company proposes to pay a total of 10,590 thousand yen in bonuses to four out of six directors (excluding two Outside Directors) and a total of 1,850 thousand yen in bonuses to one full-time Audit & Supervisory Board Member out of four Audit & Supervisory Board Members in office as of the end of the fiscal year, in consideration of their performance during the fiscal year and other matters.

The Company has determined that this proposal is appropriate, taking comprehensively into consideration the Company’s business scale, director remuneration system and payment levels, current number of officers, future trends and other matters.

We ask that the shareholders leave the decision of the specific amount, timing, method and other matters concerning the bonuses for each director and Audit & Supervisory Board Member to the discretion of the Board of Directors for the directors, and to consultation among Audit & Supervisory Board Members for the Audit & Supervisory Board Member.

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